UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2010

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2010 we entered into a custom technology access and product license agreement with BioZone Laboratories, Inc. (“BioZone”) for the co-development and strategic licensing of a portfolio of up to 20 aesthetics, advanced skin care formulations and other products for Cardium’s MedPodiumTM product line.

The agreement grants Cardium a royalty-free license of BioZone technology to develop a portfolio of 20 products, customized to Cardium’s product specifications. Cardium will have exclusive rights to the products developed to its specifications. The license is for a term of 10 years

In exchange for the technology access license Cardium has agreed to pay BioZone a fee of $1.0 million. The license fee is payable in shares of Cardium’s unregistered common stock priced at $0.50 per share. The common stock is subject to certain lock up restrictions and will be held in an escrow account, to be released to BioZone beginning six months following the closing date of the transaction with such shares being released in five equal monthly installments.

Under the terms of the agreement, BioZone will provide manufacturing services to Cardium. Cardium has been granted a right of first refusal with respect to any potential sale of BioZone or BioZone assets, under which Cardium would be entitled to acquire BioZone or BioZone assets as applicable on the same terms and conditions as negotiated to mutual acceptability with any third party.

The foregoing description of the agreement is not complete and is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description of Exhibit

10.1	Custom Technology Access and Product License Agreement, dated as of November 17, 2010, by and between the Company, BioZone Laboratories, Inc. and EquaChem LLC.

99.1	Press Release issued on November 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/S/ CHRISTOPHER J. REINHARD
Christopher J. Reinhard
Chief Executive Officer

Date: November 22, 2010

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